SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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☐    Soliciting Material Pursuant to Section 240.14a-12

LASALLE HOTEL PROPERTIES

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LASALLE HOTEL PROPERTIES
4800 Montgomery Lane, Suite M25
Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2002

NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Shareholders (the “Annual Meeting”) of LaSalle Hotel Properties (the “Company”) will be held on Wednesday, May 15, 2002 at 8:00 a.m., local time, at the Topaz Hotel, 1733 N Street, NW, Washington, D.C., 20036, for the following purposes:

1.	To elect two Class I trustees of the Company to serve until the 2005 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To ratify the selection of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002; and

3.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Trustees has fixed the close of business on March 13, 2002 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only shareholders of record of the Company’s common shares of beneficial interest, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Trustees, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Shareholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

By	Order of the Board of Trustees

Ha	ns S. Weger
Secretary

Bethesda, Maryland
March 29, 2002

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your signed proxy card.

LASALLE HOTEL PROPERTIES
4800 Montgomery Lane, Suite M25
Bethesda, Maryland 20814

PROXY STATEMENT

FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2002

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of LaSalle Hotel Properties (the “Company”) for use at the 2002 Annual Meeting of Shareholders of the Company to be held on Wednesday, May 15, 2002, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, shareholders will be asked to:

1.	vote upon the election of two Class I trustees of the Company to serve until the 2005 Annual Meeting of Shareholders and until their successors are duly elected and qualified,

2.	to ratify the selection of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002, and

3.	to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy Card are first being sent to shareholders on or about March 29, 2002. The Board of Trustees has fixed the close of business on March 13, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Only shareholders of record of the Company’s common shares of beneficial interest, $.01 par value per share (the “Common Shares”), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 18,680,432 Common Shares outstanding and entitled to vote at the Annual Meeting. Holders of Common Shares outstanding as of the close of business on the Record Date will be entitled to one vote for each Common Share held by them.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of the Class I trustees. The affirmative vote of the holders of a majority of the Common Shares cast at the Annual Meeting at which a quorum is present is required for the ratification of the Company’s auditors and the approval of any other matters properly presented at the Annual Meeting for Shareholders’ approval. Under Maryland law, abstentions do not constitute a vote “for” or “against” a routine matter and will be disregarded in determining “votes cast.” Non votes by brokers on a routine matter will be treated in the same way.

Shareholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Common Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the two nominees for Class I trustees of the Company named in this Proxy Statement and FOR ratification of the Board of Trustees’ selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A shareholder of record may revoke a proxy at any time before such proxy has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting.

Any shareholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.

The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2001, which includes financial statements for the fiscal year then ended, has been mailed to shareholders with this Proxy Statement. The Company’s Annual Report on Form 10-K, however, is not part of the proxy solicitation material.

PROPOSAL 1:    ELECTION OF TRUSTEES

The Board of Trustees of the Company consists of six members and is divided into three classes, with the trustees in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of shareholders.

At the Annual Meeting, two trustees will be elected to serve until the 2005 Annual Meeting and until their successors are duly elected and qualified. The Board of Trustees has nominated Messrs. Jon E. Bortz and Donald A. Washburn to serve as the Class I trustees (the “Nominees”). The Nominees are currently serving as the Class I trustees of the Company. The Board of Trustees anticipates that each Nominee will serve, if elected, as a trustee. However, if either person nominated by the Board of Trustees is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Trustees may recommend.

The Board of Trustees recommends a vote FOR each Nominee.

Information Regarding the Nominees and the Continuing Trustees

The following table and biographical descriptions set forth certain information with respect to each Nominee for election as a Class I trustee at the Annual Meeting and the continuing trustees whose terms expire at the annual meetings of shareholders in 2003 and 2004, respectively.

Name	Age	Trustee Since	Amount and Nature of Beneficial Ownership of Common Shares (1)	Percent of Class (2) (3)
Class I Nominees for Election at 2002 Annual Meeting (Terms Expire in 2005)
Jon E. Bortz	45	1998	367,475	1.96%
Donald A. Washburn	57	1998	188,203	1.01%
Class II Continuing Trustees (Terms Expire 2003)
Darryl Hartley-Leonard	56	1998	12,244	*
William S. McCalmont	46	2000	3,921	*
Class III Continuing Trustees (Terms Expire 2004)
Donald S. Perkins	75	1998	14,985	*
Stuart L. Scott	63	1998	90,572	*

(1)
All information has been determined as of March 13, 2002. For purposes of this table a person is deemed to have "beneficial ownership" of the number of Common Shares that such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days or the redemption of units ("Units") of limited partnership interest in LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership") of which the Company is the general partner (assuming the Company elects to issue Common Shares rather than pay cash upon such redemption). See "Executive Compensation" for a discussion of the vesting of stock options granted to trustees and officers. Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of April 29, 1998, as amended, upon a notice of redemption from a Unitholder, the Operating Partnership is obligated to redeem Units for cash, or, at the option of the Company, Common Shares.

(2)
For purposes of computing the percentage of outstanding Common Shares held by each person, any Common Shares which such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days, or redemption of Units is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percent ownership of any other person.

(3)	"*" represents less than 1% of class.

Class I Nominees for Election at 2002 Annual Meeting—Terms Expire in 2005

Jon E. Bortz has served as Chairman of the Company’s Board of Trustees since January 1, 2001, a trustee of the Company since 1998 and has been President and Chief Executive Officer of the Company since its formation. Mr. Bortz founded the Hotel Group of Jones Lang LaSalle Incorporated (“Jones Lang LaSalle”), and as President, oversaw all of Jones Lang LaSalle’s hotel investment and development activities. From January 1995 as Managing Director of Jones Lang LaSalle’s Investment Advisory Division, Mr. Bortz was also responsible for certain east coast development projects, including the redevelopment of Grand Central Terminal in New York City. From January 1990 to January 1995, he was a Senior Vice President of Jones Lang LaSalle’s Investment Division, with responsibility for east coast development projects and workouts, including the redevelopment of Union Station in Washington, D.C. Mr. Bortz joined Jones Lang LaSalle in 1981. Mr. Bortz holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and is a Certified Public Accountant in Maryland.

Donald A. Washburn has served as a trustee of the Company since 1998. Mr. Washburn is also a member of the Company’s Audit Committee and the Chairman of the Compensation, Contract and Governance Committee. Mr. Washburn is a private investor. Mr. Washburn is a retired Executive Vice President of Northwest Airlines, Inc. (“Northwest”) and Chairman and President-Northwest Cargo, Inc. Mr. Washburn joined Northwest in 1990 and served in a number of capacities, including Executive Vice President-Customer Service and Operations. Prior to joining Northwest, Mr. Washburn was a corporate Senior Vice President of Marriott Corporation, most recently Executive Vice President and general manager of its Courtyard Hotel division. Mr. Washburn is a director of Princess House, Inc. Mr. Washburn graduated from Loyola University of Chicago, Kellogg Graduate School of Management at Northwestern University and the Northwestern University School of Law.

Class II Continuing Trustees—Terms Expire in 2003

Darryl Hartley-Leonard has served as a trustee of the Company since 1998. Mr. Hartley-Leonard is a private investor. Mr. Hartley-Leonard is Chairman and CEO of PGI (an event production agency) and a retired Chairman of the Board, President and Chief Executive/Chief Operating Officer of Hyatt Hotels Corporation. Mr. Hartley-Leonard is a director of Jones Lang LaSalle. Mr. Hartley-Leonard holds a B.A. from Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.

William S. McCalmont has served as a trustee of the Company since 2000. Mr. McCalmont is a member of the Company’s Audit Committee and the Compensation, Contract and Governance Committee. Mr. McCalmont is a private investor. From August 2000 to September 2001, Mr. McCalmont was the Chief Financial Officer of HQ Global Workplaces. From 1999 until June 2000, Mr. McCalmont served as the Interim President and Chief Executive Officer of La Quinta Inns, Inc. (“La Quinta”). Prior to that position, Mr. McCalmont was Senior Vice President and Chief Financial Officer of La Quinta. From 1996 to 1997, Mr. McCalmont was Senior Vice President, Chief Financial Officer and Treasurer of FelCor Suite Hotels, Inc. For approximately 12 years prior to joining FelCor, Mr. McCalmont had been employed in various positions with The Promus Companies Incorporated and with Harrah’s Entertainment, Inc. Mr. McCalmont holds a B.A. from Rollins College and a M.B.A. from Carnegie-Mellon University. Mr. McCalmont is also a Chartered Financial Analyst. Mr. McCalmont is a member of the Advisory Board of Nevada Gold & Casinos.

Class III Continuing Trustees—Terms Expire in 2004

Donald S. Perkins has served as a trustee of the Company since 1998. Mr. Perkins is also the Chairman of the Company’s Audit Committee and a member of the Compensation, Contract and Governance Committee. He is the retired Chairman of the Board and Chief Executive Officer of Jewel Companies, Inc. (a diversified retailer) (1970-1980). In 1995, Mr. Perkins served as Non-Executive Chairman of Kmart Corp. Mr. Perkins is a director of Aon Corporation, Cantilever Technologies LLC, CS Tech, LaSalle U.S. Realty Income and Growth Fund, Inc., LaSalle U.S. Realty Income and Growth Fund II, Inc., Nanophase Technologies Corporation and Parson Group LLC. Mr. Perkins graduated from Yale University and Harvard Business School.

Stuart L. Scott has served as a trustee of the Company since 1998 and as Chairman of the Company’s Board of Trustees from 1998 to December 31, 2000. Mr. Scott is the Chairman of the Board of Directors of Jones Lang LaSalle and was the Chairman of the Board of Directors and Chief Executive Officer of LaSalle Partners Incorporated and its predecessor entities from December 1992 through December 2001. Mr. Scott is a director and member of the Compensation Committee of Hartmarx Corporation (a clothing manufacturing company). Mr. Scott holds a B.A. from Hamilton College and a J.D. from the Northwestern University School of Law.

Biographical Information Regarding Executive Officers Who Are Not Trustees

Michael D. Barnello has served as Chief Operating Officer and Executive Vice President of Acquisitions of the Company since its formation and President of LaSalle Hotel Lessee, Inc. Mr. Barnello joined Jones Lang LaSalle in April 1995 as a Vice President. Prior to April 1995, Mr. Barnello was a Vice President with Strategic Realty Advisors, formerly known as VMS Realty Partners, where he was responsible for hotel asset management since 1990. Concurrently, Mr. Barnello was a Vice President at Stone-Levy LLC, an affiliate of Strategic Realty Partners, where he was responsible for hotel acquisitions. Mr. Barnello holds a B.S. in Hotel Administration from the Cornell School of Hotel Administration. Mr. Barnello is 36 years old.

Hans S. Weger has served as Chief Financial Officer, Executive Vice President, and Treasurer of the Company since August 1998 and as Secretary of the Company since October 1999. Mr. Weger is responsible for all financial, accounting, human resources and information technology activities. Prior to joining the Company, Mr. Weger served as Vice President and Treasurer for La Quinta where he was responsible for all financing activities. From 1992 until 1997, Mr. Weger served in various management roles with Harrah’s Entertainment, Inc. where he was responsible for strategic planning, mergers and acquisitions and project financing. Mr. Weger serves on the Advisory Council for the University of Southern Mississippi Business School. Mr. Weger holds a B.S. in finance from the University of Southern Mississippi and a M.B.A. from the University of Chicago. Mr. Weger is 38 years old.

The Board of Trustees and Its Committees

The Company is managed by a six member Board of Trustees, a majority of whom are independent of the Company’s management (the “Independent Trustees”). The Board of Trustees held seven meetings during fiscal year 2001. Each of the trustees attended at least 75% of the total number of meetings of the Board of Trustees and 100% of the total number of meetings of the committees of the Company of which each was a member during 2001. Effective at the close of business on March 11, 2002, George F. Little, II, who had been a member of the Board of Trustee since 1998, resigned in order to devote more time to George Little Management, LLC, a privately owned trade show management company, of which he is the President and Chief Operating Officer. Prior to Mr. Little’s resignation, the Board of Trustees consisted of seven members. Mr. Little had also been a member of the Company’s Audit Committee and the Compensation, Contract and Governance Committee.

Audit Committee.    The Audit Committee, which consists of William S. McCalmont, Donald S. Perkins and Donald A. Washburn, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls. Additionally, the Audit Committee is responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986 (the “Code”). Mr. Perkins serves as the Chairman of the Audit Committee. The Audit Committee has adopted a written audit charter which was included in the Company’s Proxy Statement for its 2001 Annual Meeting of Shareholders that outlines certain specified responsibilities of the audit committee and complies with the rules of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (“NYSE”). The Audit Committee held five meetings during fiscal year 2001.

Compensation, Contract and Governance Committee.    The Compensation, Contract and Governance Committee, which consists of William S. McCalmont, Donald S. Perkins and Donald A. Washburn, exercises all powers of the Board of Trustees in connection with compensation matters, including incentive compensation and benefit plans. The Compensation, Contract and Governance Committee has authority to grant awards under the Company’s 1998 Share Option and Incentive Plan, as amended (the “1998 Share Option and Incentive Plan”). Additionally, the Compensation, Contract and Governance Committee is responsible for reviewing any transactions that involve potential conflicts of interest. Mr. Washburn serves as the Chairman of the Compensation, Contract and Governance Committee. The Compensation, Contract and Governance Committee held seven meetings during fiscal year 2001. Members of this Committee also acted as a Board appointed special committee to negotiate the terms of the early termination of the Advisory Agreement and the related Employee Lease Agreement (collectively, the “Advisory Agreement”) between the Company and LaSalle Hotel Advisors, Inc. (the “Advisor”) and the acquisition of furniture, fixtures and equipment used by the Advisor.

The Board of Trustees does not have a standing nominating committee. The full Board of Trustees performs the functions of such a committee.

Trustee Compensation for the Year 2001

Each trustees who is not an employee of or affiliated with the Company receives an annual fee of $25,000. The annual fee is payable half in cash and half in Common Shares each year. Each trustee may elect to receive, in lieu of the cash portion of the annual fee, compensation in the form of grants of Common Shares. Additionally, each such trustee also receives $1,000 for attendance at each meeting of the Company’s Board of Trustees and $500 for attendance at each meeting of a committee of the Company’s Board (at a time other than a Board meeting) of which such trustee is a member. In the event that special telephonic Board or committee meetings are held, a fee of $500 is paid to each trustee for each meeting. Meeting fees are paid in cash. The Company also reimburses trustees for out-of-pocket expenses incurred in connection with their service on the Board of Trustees. In addition, each trustee who is not an employee of the Company when elected to the Board of Trustees for the first time receives a grant of options to purchase 5,000 Common Shares at fair market value on the date of grant. In addition, each trustee who is not an employee of the Company receives an annual grant of options to purchase 5,000 Common Shares for each year during such trustee’s term. Any trustee who ceases to be a trustee will forfeit the right to receive any options not previously vested. For the fiscal year ended December 31, 2001, the trustees who were not employees of the Company (six individuals) received an aggregate of $150,000 for serving on the Board of Trustees and additional fees for attending meetings of the Board of Trustees and committees thereof aggregating $38,500.

PROPOSAL 2:    RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Trustees of the Company, upon the recommendation of the Audit Committee, has selected the accounting firm of KPMG LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2002, subject to ratification of this appointment by the shareholders of the Company. KPMG LLP has served as the Company’s independent auditors since the Company’s formation in January 1998 and is considered by management of the Company to be well qualified. KPMG LLP has advised the Company that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

Fee Disclosure

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were approximately $305,000.

Financial Information Systems Design and Implementation Fees

KPMG LLP did not perform any services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees

The aggregate fees billed by KPMG LLP for services rendered to the Company, other than the services described under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” for the fiscal year ended December 31, 2001 were approximately $196,000. These fees included (i) $96,300 for tax planning and assistance with the preparation of tax returns, (ii) $75,000 for services rendered in connection with acquisitions made by the Company, and (iii) $24,700 for issuance of letters to underwriters.

A representative of KPMG LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Audit Committee has considered whether (and has determined that) the provision by KPMG LLP of the services described under “Financial Information System Design and Implementation Fees” and “All Other Fees” is compatible with maintaining KPMG LLP’s independence from management and the Company.

The Board of Trustees recommends a vote FOR the ratification of the selection of the independent auditors.

AUDIT COMMITTEE REPORT

The following is a report by the Company’s Audit Committee regarding the responsibilities and functions of the Audit Committee.

The Audit Committee, which is composed entirely of Independent Trustees, oversees the Company’s financial reporting process on behalf of the Board of Trustees, in accordance with the Audit Committee Charter. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, the matters required to be discussed by Statement on Auditing Standards No. 61 and discussed and received the matters in the written disclosures required by Independence Standards Board Standard No. 1.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets at least quarterly with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2001 for filing with the SEC.

The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Code.

The Audit Committee has adopted a written Audit Committee Charter that outlines certain specified responsibilities of the audit committee and complies with the rules of the SEC and the NYSE. The Audit Committee held five meetings during fiscal year 2001.

Submitted by the Audit Committee
of the Board of Trustees

Donald S. Perkins (Chairman)
William S. McCalmont
Donald A. Washburn

EXECUTIVE COMPENSATION

Since the Company’s formation through December 31, 2000, the Advisor provided the Company with acquisition, management, advisory and administrative services pursuant to an Advisory Agreement. During this period the Company had no employees and its executive officers were employees of, and primarily compensated by the Advisor; however, during this period, the Company’s executive officers received incentive share awards directly from the Company. Effective January 1, 2001, the Company and the Advisor terminated the Advisory Agreement and the Company became a self-managed REIT. At that time all employees who worked for the Advisor became employees of the Company.

The following table sets forth information regarding the base compensation awarded to the Company’s Chief Executive Officer and each of the Company’s other executive officers (collectively, the “Named Executive Officers”) during the fiscal year ended December 31, 2001.

Summary Compensation Table (1)

		Annual Compensation			Long Term Compensation
Name And Principal Position	Year	Salary ($)	Bonuses ($)	Restricted Stock Awards ($)	Long Term Options (#)	All Other Compensation ($) (2)
Jon E. Bortz,	2001	$278,000	$628,280	$1,243,789	126,198	$7,064
Chairman of the Board,	2000	None	None	None	54,000	None
President and Chief Executive Officer	1999	None	None	None	56,000	None

Michael D. Barnello,	2001	$220,500	$331,090	$869,815	86,904	$7,064
Chief Operating Officer and Executive	2000	None	None	None	29,000	None
Vice President of Acquisitions	1999	None	None	None	28,000	None

Hans S. Weger,	2001	$220,500	$331,090	$843,567	86,904	$7,064
Chief Financial Officer, Executive	2000	None	None	None	29,000	None
Vice President and Secretary	1999	None	None	None	18,000	None

(1)
Prior to the fiscal year commencing January 1, 2001 (except with respect to incentive share awards), the Company did not pay compensation to its executive officers, instead the Company paid the Advisor pursuant to the Advisory Agreement. Effective January 1, 2001, the Advisory Agreement with the Advisor was terminated and each executive officer became an employee of the Company.

(2)	All Other Compensation consists of (i) employer matching contributions to the Company's 401(k) retirement plan and (ii) Company paid life insurance premiums.

The following table sets forth the options granted with respect to the fiscal year ended December 31, 2001 to the Company’s Named Executive Officers.

Option Grants in Fiscal Year 2001

Name	Number of Securities underlying Options Granted(1)	Percent of Total Options Granted to Employees of Company in Fiscal Year	Exercise Price per Common Share(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation For Option Term(3)
					5%(4)	10%(5)
Jon E. Bortz	126,198	30.4%	$8.55	11/1/2011	$678,573	$1,719,637
Michael D. Barnello	86,904	20.9%	$8.55	11/1/2011	$467,287	$1,184,197
Hans S. Weger	86,904	20.9%	$8.55	11/1/2011	$467,287	$1,184,197

No Named Executive Officer exercised options in 2001.

The following table sets forth the value of options held at the end of 2001 by the Company’s executive officers.

Aggregated Fiscal Year-End 2001 Option Values

Name	Number of Shares Underlying Unexercised Options at Fiscal Year-End(6) Exercisable/Unexercisable	Value of Unexercised in-the-Money Options at Fiscal Year-End ($)(6) Exercisable/Unexercisable
Jon E. Bortz	148,334/180,864	$1,980/$406,532
Michael D. Barnello	90,335/115,569	$1,063/$279,350
Hans S. Weger	56,667/112,237	$1,063/$279,350

(1)
All options are granted at the fair market value of the Common Shares at the date of grant. These options will vest 17% in 2003, 33% in 2004, 33% in 2005 and 17% in 2006 (rounded to the nearest whole share) and have a ten year term.

(2)	The exercise price for the grant of options on November 1, 2001 was based on the closing price of $8.55 per Common Share.
(3)
In accordance with the rules of the SEC, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound share price appreciation of 5% and 10% from the date the options were granted over the full option term. No gain to the optionee is possible without an increase in the price of the Common Shares, which would benefit all shareholders.

(4)	An annual compound share price appreciation of 5% from the price of $8.55 per Common Share yields a price of $13.93 per Common Share.
(5)	An annual compound share price appreciation of 10% from the price of $8.55 per Common Share yields a price of $22.18 per Common Share.
(6)	The value of unexercised in-the-money options at fiscal year-end is based on the fair market value for Common Shares of $11.74 per Common Share, as of December 31, 2001.

Severance Agreements

The Company has entered into agreements with Messrs. Bortz, Barnello and Weger to provide benefits to each executive in the event such executive’s employment is terminated in certain circumstances (the “Severance Agreements”). If such an executive is terminated without Cause (as defined in the Severance Agreement) in connection with (or within one year after) a Change in Control (as defined in the Severance Agreement), or the executive terminates employment for Good Reason (as defined in the Severance Agreement) the executive is entitled to (i) his base salary, bonus and accrued vacation time (if any) earned but not paid prior to the date of termination; (ii) a cash amount equal to the sum of the executive’s base salary and the average amount of the executive’s bonuses paid with respect to the three most recent fiscal years multiplied by a specified number (with respect to Mr. Bortz, the specified number is three and with respect to Messrs. Barnello and Weger, the specified number is two); and (iii) such other benefits, if any, as are provided under applicable plans. If such an executive is terminated Without Cause, but there has not been any Change in Control, the executive is entitled to (i) and (iii) above and a cash amount equal to the sum of the executive’s base salary plus the average amount of the executive’s bonuses paid with respect to the three most recent fiscal years (or in the case of Messrs. Barnello and Weger, .5 of the average amount of the executive’s bonuses paid with respect to the three most recent fiscal years). If a Change in Control occurs and the executive is still employed by the company on the first anniversary of such Change in Control, such executive shall be entitled to a cash bonus equal to the sum of such executive’s base salary and the average amount of the executive’s bonuses paid with respect to the three most recent fiscal years (or in the case of Messrs. Barnello and Weger, .5 of the average amount of the executive’s base salary plus bonuses paid with respect to the three most recent fiscal years). Additionally, in certain circumstances, as specified in the Severance Agreements, the Company may be obligated to pay such executives additional amounts equal to estimated tax liabilities and penalties.

Compensation Received from Prior Affiliates

Prior to the Company’s formation, Jones Lang LaSalle acquired interests in four hotel properties, one of which was acquired by the Company and the remaining three were sold to third parties during 2001. As a part of its agreement with its employees at the time of acquisition, Jones Lang LaSalle agreed to pay those employees, some of whom are now employees of the Company, a fee equal to a percentage of the proceeds received by Jones Lang LaSalle upon the sale of the properties, if and when that occurred. As a result, during 2001 Jones Lang LaSalle paid an aggregate of $2,016,433 to employees of the Company in accordance with Jones Lang LaSalle’s prior agreement. The Company is not aware of any other similar arrangements relating to future payments to any of its employees.

Report on Executive Compensation

The following is a report by the Company’s Compensation, Contract and Governance Committee regarding the Company’s executive compensation objectives, executive compensation program and the compensation of the Company’s chief executive officer.

During the year ended December 31, 2000, the executive officers of the Company were employees of the Advisor and leased to the Company pursuant to the terms of the Employee Lease Agreement. Accordingly, the executive officers of the Company received their annual salary from the Advisor (the executive officers received incentive share awards directly from the Company). However, as of January 1, 2001, in connection with the Company’s transition to a self-managed REIT, all employees of the Advisor became employees of the Company. As such, in 2001, these employees were compensated directly by the Company, and the Compensation, Contract and Governance Committee was responsible for determining 2001 compensation for the Company’s executive officers and will continue to do so in the future.

Executive Compensation Objectives.    The objective of the Company’s executive compensation program is to attract, retain and motivate talented executives that will maximize shareholder value. In order to achieve this objective, in addition to annual base salaries, the executive compensation program utilizes a combination of long-term incentives through equity-based compensation and annual incentives through cash bonuses. The program is intended to align the interests of executives with those of the Company’s shareholders by linking a portion of executive compensation directly to increases in shareholder value. The Company seeks to provide total compensation to its executive officers which is competitive with total compensation paid by REITs similar to the

Company. To further promote continuity of management, the Trustees may impose vesting restrictions or other conditions on the granted Common Shares and options as they did in 1999, 2000 and 2001, by imposing a three or four year vesting on Common Shares and options issued.

Proceedings of the Compensation, Contract and Governance Committee.    The Compensation, Contract and Governance Committee determines compensation for the Company’s executive officers and is comprised of three Trustees, William S. McCalmont, Donald S. Perkins and Donald A. Washburn. Final compensation determinations for each fiscal year generally are made after the end of the fiscal year and after audited financial statements for such year become available. At that time, base salaries for the following fiscal year are set, cash bonuses, if any, will be determined for the past year’s performance and option grants, if any, will generally be made.

The Compensation, Contract and Governance Committee exercises independent discretion in respect of executive compensation matters. With respect to the compensation of Messrs. Barnello and Weger, the Compensation, Contract and Governance Committee considers the recommendations of Mr. Jon E. Bortz.

The following is a discussion of each element of the Company’s executive compensation:

Annual Base Salary.    Base salaries for each of the executive officers are set by the Compensation, Contract and Governance Committee.

The executive officers’ annual bonus for 2001 was based upon a formula established during the first quarter of 2001, consisting of two components. Fifty percent of the bonus was based upon a comparison of the Company’s actual performance for 2001 versus the Company’s internal 2001 budget developed during the first quarter of 2001. The remaining component of the bonus was based upon the Company’s performance relative to a pre-selected peer group, comprised of four other publicly traded hotel REITs which the Company believes are most comparable to it. The basis of the comparison was Comparable Funds from Operations or Comparable FFO, calculated by taking each of the companies’ published 2001 Funds from Operations, and adding back any expenses related to terminating leases and acquisition costs for the purchase of any affiliated lessee during the year. These amounts were further adjusted by a growth percentage based upon FFO growth per share for 2001 over 2000.

As a result of events of September 11, and the general economic conditions present during the second half of 2001, the Company did not meets its budgetary goals for 2001 and therefore the executive officers were not entitled to any bonus relating to that component. However, based upon a comparison of the Company’s Comparable FFO with its peer group, the Company did an outstanding job overcoming the challenges of the September 11 disasters and the weak economy relative to its peer group. This is demonstrated by the Company experiencing a 15% decline in Comparable FFO versus an average of a 32% decline in Comparable FFO by its peer group for 2001. As a result, the executive officers were therefore entitled to receive this component of their bonus.

Long-Term Incentives.    Long-term incentives are provided to key employees of, and consultants and other service providers to, the Company, its subsidiaries and advisors through grants of option rights, appreciation rights and restricted share awards. The grants of such rights and awards were intended to align the executives’ long-term objectives with those of the Company’s shareholders. The 1998 Share Option and Incentive Plan is administered by the Compensation, Contract and Governance Committee, which has the discretion to determine those individuals or entities to whom option rights, appreciation rights and restricted share awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the option rights, appreciation rights and restricted share awards.

2001 Chief Executive Officer Compensation.    For the fiscal year ended December 31, 2001, the Compensation, Contract and Governance Committee awarded Jon E. Bortz 126,198 stock options and $1,243,789 in restricted stock, each of which vests over four years and a $628,280 cash bonus which was paid in March 2002. These awards and bonus were determined by the Compensation, Contract and Governance Committee substantially in accordance with the policies described above relating to all executive officers of the Company.

Tax Deductibility of Executive Compensation.    Section 162(m) of the Code, limits the deductibility on the Company’s tax return of compensation over $1 million to any of the executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s shareholders. The Compensation, Contract and Governance Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate compensation for their performance. The Company did not pay any compensation during 2001 that would be subject to the limitations set forth in Section 162(m).

Submitted by the Compensation, Contract and
Governance Committee of the Board of Trustees

Do	nald A. Washburn (Chairman)
Wi	lliam S. McCalmont
Do	nald S. Perkins

SHARE PERFORMANCE GRAPH

The following graph provides a comparison of the cumulative total return on the Common Shares from April 29, 1998 to the NYSE closing price per share on December 31, 2001 with the cumulative total return on the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500”) and the National Association of Real Estate Investment Trusts Total Return Index (“NRIXTR”). Total return values were calculated assuming a $100 investment on April 29, 1998 with reinvestment of all dividends in (i) the Common Share, (ii) the S&P 500, and (iii) the NRIXTR Index.

The actual returns shown on the graph above are as follows:

Name	Initial investment at April 29, 1998	Value of initial investment at December 31, 1998	Value of initial investment at December 31, 1999	Value of initial investment at December 31, 2000	Value of initial investment at December 31, 2001
LaSalle Hotel Properties	$100.00	$62.63	$78.10	$112.45	$91.20
S&P 500 Index	$100.00	$111.71	$135.23	$122.92	$108.32
NRIXTR Index	$100.00	$84.33	$78.87	$99.29	$114.68

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

The following table sets forth the beneficial ownership of Common Shares for (i) each shareholder of the Company holding more than a 5% beneficial interest in the Company based upon filings made with the SEC (ii) each executive officer of the Company who is not a trustee of the Company and (iii) the trustees and executive officers of the Company as a group as of March 13, 2002, unless indicated otherwise below. Share ownership of the Trustees of the Company appears under the heading “Information Regarding the Nominees and Trustees” in this Proxy Statement.

	Common Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent of Total
T. Rowe Price Associates, Inc.(2)	1,843,800	9.90%
Capital Growth Management Limited Partnership(3)	1,480,800	8.03%
Liberty Wanger Asset Management, L.P.(4)	1,444,000	7.80%
CRA Real Estate Securities, L.P.(5)	999,725	5.50%
Michael D. Barnello(6)	224,588	1.20%
Hans S. Weger(6)	183,646	*
All trustees and executive officers as a group (8 persons)	1,085,634	5.83%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and trustees, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, trustees and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers, trustees and 10% Holders were satisfied, except that Mr. Little reported two previously reportable transactions on his most recent Form 5 and Mr. Scott reported two previously reportable transaction on his most recent Form 5.

*	Less than one percent.
(1)	The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.
(2)
The business address for this shareholder is 100 East Pratt Street, Baltimore, Maryland 21202. Pursuant to a Schedule 13G filed with the SEC on February 6, 2002, the Common Shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. This shareholder is reporting the combined holdings of the entities for the purpose of administrative convenience. The Board granted a waiver to Price Associates on February 23, 2001 to acquire up to 13%.

(3)
The business address for this shareholder is One International Place, Boston, Massachusetts 02110. Pursuant to a Schedule 13G filed with the SEC, as of February 11, 2002, this shareholder may have direct or indirect voting and/or investment discretion over these Common Shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This shareholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(4)
The business address for this shareholder is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. Pursuant to a Schedule 13G filed with the SEC, as of February 13, 2002, this shareholder may have direct or indirect voting and/or investment discretion over these Common Shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This shareholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(5)
The business address for this shareholder is 259 N. Radnor Chester Road, Suite 205, Radnor, Pennsylvania 19087. Pursuant to a Schedule 13G filed with the SEC on February 22, 2002, this shareholder may have direct or indirect voting and/or investment discretion over these Common Shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(6)	The business address for these shareholders is 4800 Montgomery Lane, Suite M25, Bethesda, Maryland 20814.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conflicts Policy

The Company has adopted certain policies designed to eliminate or minimize potential conflicts of interest. The Company’s Board of Trustees is subject to certain provisions of Maryland law which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders. The Company has adopted a policy that, without the approval of a majority of the disinterested trustees, it will not (i) acquire from or sell to any trustee, officer or employee of the Company, or any entity in which a trustee, officer or employee of the Company beneficially owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any of the assets or other property of the Company, (ii) make any loan to or borrow from any of the foregoing persons or (iii) engage in any other transaction with any of the foregoing persons.

Pursuant to Maryland law, each trustee is subject to restrictions on misappropriation of corporate opportunities to himself or his affiliates learned of solely as a result of his service as a member of the Board of Trustees of the Company. In addition, under Maryland law, a transaction effected by the Company, or any entity controlled by the Company, in which a trustee or certain related persons and entities of the trustees has a conflicting interest, as defined thereunder, of such financial significance that it would reasonably be expected to exert an influence on the trustee’s judgment may not be set aside solely on the grounds of such interest if (a) the transaction is approved, after disclosure of the interest, by the affirmative vote of a majority of the Independent Trustees, or by the affirmative vote of a majority of the votes cast by disinterested shareholders or (b) the transaction is established to have been fair and reasonable to the Company. During the year ended December 31, 2001, no transactions subject to this policy were entered into by the Company.

OTHER MATTERS

Solicitation of Proxies

The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the trustees, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Shareholder Proposals

Shareholder proposals intended to be presented at the 2003 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than January 15, 2003 in order to be considered for inclusion in the Company’s proxy statement relating to the 2003 meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

For a proposal of a shareholder to be presented to the Company’s 2003 Annual Meeting of Shareholders, other than a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8, it must be received at the principal executive offices of the Company after February 14, 2003 and on or before March 17, 2003, unless the 2003 Annual Meeting of shareholders is scheduled to take place before April 15, 2003 or after July 14, 2003, in which case notice must be delivered not earlier than the close of business on the 90th day prior to the 2003 Annual Meeting and not later than the close of business on the later of the 60th day prior to the 2003 annual meeting or the tenth day following the day on which public announcement of the date of the 2003 Annual Meeting is first made public by the Company. Any such proposal should be mailed to: LaSalle Hotel Properties, 4800 Montgomery Lane, Suite M25, Bethesda, Maryland, 20814, Attn: Hans S. Weger, Secretary.

Other Matters

The Board of Trustees does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By	Order of the Board of Trustees

Ha	ns S. Weger
Secretary

Bethesda, Maryland
March 29, 2002

LASALLE HOTEL PROPERTIES

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2002

THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES

The undersigned hereby constitutes and appoints Jon E. Bortz, Michael D. Barnello and Hans S. Weger and any of them, as Proxies of the undersigned, with full power of substitution, to vote all common shares of beneficial interest, $.01 par value per share, of LaSalle Hotel Properties (the “Company”) held of record by the undersigned as of the close of business on March 13, 2002, on behalf of the undersigned at the 2002 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Topaz Hotel, 1733 N Street, NW, Washington, D.C., 20036, 8:00 a.m., local time, on Wednesday, May 15, 2002, and at any adjournments or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted FOR the nominees of the Board of Trustees listed in Proposal 1 and FOR Proposal 2. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A shareholder wishing to vote in accordance with the Board of Trustees’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

LASALLE HOTEL PROPERTIES

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

	For All	Withhold All	For All (Except Nominee(s) written below)		For	Against	Abstain
1. To elect two Class I trustees of the Company to serve until the 2005 Annual Meeting of Shareholders and until their successors are duly elected and qualified.				2. To ratify the selection of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002.

Nominee: 01 - Jon E. Bortz 02 - Donald A. Washburn				3. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

(INSTRUCTIONS: To Withhold authority to vote for any individual nominee write the nominee's name on the line above.)

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders, the Proxy Statement with respect thereto and the Company’s Annual Report of Form 10-K for the year ended December 31, 2001 and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

Dated: , 2002

Signature(s)

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

_  FOLD AND DETACH HERE  _

YOUR VOTE IS IMPORTANT!

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.